EXHIBIT B

LIST OF EXECUTIVE OFFICERS AND DIRECTORS
OF Capital Technologies CDPQ Inc.

DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Normand Provost	Caisse d'Amérique CDPQ inc. 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3	President
Jacques M. Brault	Financière Banque Nationale 1155, Metcalfe, 23[e] étage Montréal (Québec) H3B 4S9	General Manager
Denis Dionne	Capital Technologies CDPQ Inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	President
Claude Lajeunesse	Ryerson Polytechnic University 350, Victoria Street Toronto (Ontario) H2M 2V1	President and Vice- Chancellor
Jean-Yves Leblanc	Bombardier Transport 800, René-Lévesque Blvd. West Montréal (Québec) H3B 1Y8	Chairman of the Board
Serge Martin	Martin International 500, Place d'Armes, Suite 2910 Montréal (Québec) H2Y 2W2	President
Guy Morneau	Régie des rentes du Québec 2600, boul. Laurier, bureau 546 Québec (Québec) G1V 4T3	Chairman of the Board and President
André Nadeau	CGI Group Inc. 1130, Sherbrooke West, 5th Floor Montreal (Quebec) H3A 2M8	Executive Vice-President and Chief Strategy Officer
Louis Brunel	Institut International des Télécommunications Place Bonaventure 800, de la Gauchetière Ouest, Suite 6700 Montréal (Québec) H5A 1K6	President and Chief Executive Office
Khalil Barsoum	30 Valentine Drive Toronto (Ontario) M3A 3J8

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Normand Provost	Capital d'Amérique CDPQ Inc. 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3	Chairman of the Board
Denis Dionne	Capital Technologies CDPQ Inc. 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3	President
Ginette Depelteau	Same	Secretary